CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Interface, Inc. Savings and Investment Plan
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-93679 and 333-10377) of our report dated June 24, 2010, relating to the financial statements and supplemental schedule of Interface, Inc. Savings and Investment Plan which appear in this Form 11-K.

           /s/  BDO Seidman, LLP

Atlanta, Georgia
June 24, 2010